Exhibit 19.01

LOEWS CORPORATION

Code of Business Conduct and Ethics

Introduction

Loews Corporation (the “Company” or “we”) is committed to maintaining high standards for honest and ethical conduct in all of its business dealings. This Code of Business Conduct and Ethics (referred to as this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but rather is intended to set out basic principles with which we expect you, our employees, officers and directors, to comply. Each of you is expected to conduct yourself in accordance with the policies set forth in this Code and seek to avoid even the appearance of improper behavior. All supervisory and management personnel, including all officers and directors of the Company, have a special responsibility to lead according to the standards in this Code.

Our supervisory and management personnel are also expected to adhere to and promote our “open door” policy. This means that they are available to any of you who may have ethical concerns, questions or complaints.

1.Compliance with the Law is Required

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. You should respect and obey the laws, rules and regulations of the United States and the states, counties, cities and other jurisdictions in which we operate. Although not all of you are expected to know the details of these laws, it is important that you know enough to determine when to seek advice from your supervisors, managers or others. The Company’s Law Department is available to all employees who have any questions about the details of laws and regulations applicable to them. If a law conflicts with a policy in this Code, the law takes precedence over this Code; however, if a local custom or policy conflicts with this Code, this Code takes precedence over it.

2.Insider Trading is Prohibited

Legal compliance includes complying with the so-called “insider trading” prohibitions under the federal securities laws. The federal securities laws impose civil and criminal liability on anyone who buys, sells or otherwise trades in securities while in possession of material nonpublic information, commonly called “inside information,” about the company that issued the securities. This applies equally to trading in securities of the Company and its subsidiaries and in the securities of other companies.

Inside information may take many forms. Precisely what constitutes “material nonpublic” information in a particular situation may be difficult to determine in advance since it always depends on the particular facts and circumstances.

You should take a broad view of “materiality” and consider information about an issuer of securities, whether positive or negative, to be material if either (i) there is a reasonable likelihood that it would be considered important to a prudent investor in making an investment decision about that company or (ii) the public disclosure of the information would be reasonably likely to impact the price of that company’s securities. Some examples of information that very often is sensitive and likely to be material include financial results or forecasts, a significant regulatory action or litigation development, a possible merger, acquisition or divestiture, financial problems, a significant financing or capital transaction, a significant change in business strategy or product development, or a significant management change. These examples are only illustrative and are not intended to be exhaustive.

Information is considered “nonpublic” if it has not previously been disclosed to the investing public through a broadly disseminated release, such as a news release over the major business wire services or the radio, television or print media or inclusion in a document filed with the SEC.

The potential for insider trading liability is wide. For example, you could be responsible for trades made by persons to whom you have disclosed inside information (a “tip”), whether or not you intended to, or did, realize any profit from the “tipping.” The general rule and the Company’s policy is that if in your role as an employee, officer or director of the Company you have material nonpublic information about the Company, its subsidiaries or any other company, you must abstain from trading in that company’s securities and you may not disclose the information to others who might use it to trade or recommend that company’s securities to others.

This Section of the Code also applies to the Company itself. The Company shall not trade in securities of the Company and its subsidiaries if such trading would violate applicable securities laws.

3.Conflicts of Interest

A “conflict of interest” occurs when your individual private interests interfere or conflict with the interests of the Company or even when they only appear to interfere or conflict. If you have a conflict of interest it may be difficult for you to perform or work objectively and effectively, or to exercise sound business judgment on behalf of the Company. Conflicts of interest should be avoided.

It may not always be clear whether a situation presents a conflict of interest or potential conflict of interest. For example, a conflict of interest can arise involving your family members or even your close friends. Examples of some potential conflicts of interest are:

Receipt of an improper personal benefit as a result of your position with the Company, whether that benefit is received from the Company or a third party, such as a competitor, customer or supplier.

Obtaining a loan, guarantee of obligations or other similar financial accommodation from the Company or a third party, such as a competitor, customer or supplier.

Serving as an officer, employee or consultant, or otherwise having a material financial interest in a competitor, customer or supplier of the Company.

If a situation arises which you believe could involve a conflict of interest, or even the appearance of a conflict of interest, on your part, you should report the matter to your supervisor or department manager. If you are an executive officer of the Company, any actual or potential conflict of interest must be reported to the Company’s General Counsel.

4.Corporate Opportunities Belong to the Company

Employees, officers and directors have a duty to advance the Company’s legitimate interests when the opportunity to do so arises. You are prohibited from taking for yourself personally opportunities that properly belong to the Company or its subsidiaries or which you discover through the use of corporate property, information or position.

You are also prohibited from using corporate property, information or position for personal gain or competing with the Company or a subsidiary of the Company.

5.Confidentiality Must Be Maintained

You must maintain the confidentiality of confidential information entrusted to you by the Company or our subsidiaries, suppliers, customers and others with whom we conduct business. Furthermore, you may not use any such information for your own (or any third party’s) profit or advantage. You may disclose confidential information when disclosure is authorized by the Law Department or required by laws, regulations or legal proceedings. Confidential information generally includes nonpublic information that might be useful to competitors or others, or harmful to the owner of the information if disclosed. Your obligation to preserve confidential information continues even after your employment ends. You should consult the Law Department if you believe you may have a legal obligation to disclose confidential information.

6.Competitors and Others Must Be Dealt With Fairly

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. We do not permit or condone improper taking or use of proprietary information of others, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies. You should endeavor to deal fairly with our customers, suppliers, competitors and employees and not attempt to take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation or any other intentional unfair-dealing practice.

7.Company Assets and Property Must Be Protected and Used Properly

You should endeavor to protect the assets and property of the Company and its subsidiaries and ensure their efficient use. Theft, carelessness and waste have a direct impact on profitability. You should immediately report any suspected incident of fraud or theft affecting the Company. You should not use Company assets for non-Company business, though incidental personal use is permitted. You may never use Company funds or property in furtherance of any unlawful purpose.

Your obligation to protect the assets and property of the Company and its subsidiaries includes our proprietary information, including intellectual property, such as trade secrets, patents, trademarks and copyrights, and business, marketing and strategic plans, designs, databases, records, salary information and any unpublished financial data and reports. You may not use or distribute this information without proper authorization.

8.Discrimination and Harassment are Not Permitted

The Company does not tolerate any form of discrimination or sexual harassment in the workplace. The Company is an equal opportunity employer. It is our policy to provide equal opportunities for all applicants and employees and to recruit, hire, transfer, promote, train and administer all personnel policies without regard to race, color, age, religion, gender, sexual orientation, gender identity, national origin, marital status, disability status, veteran status or other characteristics protected by law.

If you feel that you are being subjected to discriminatory treatment or sexual harassment you should immediately utilize the Company's complaint procedure outlined in the Human Resource Handbook given to all employees, and reaffirmed and distributed to employees annually, or consult the procedures described in Section 13 of this Code. The Company will not take or permit retaliatory actions against an employee who, in good faith, reports or provides information about misconduct.

9.Accurate Books and Records Must Be Maintained

It is our policy to comply with the financial reporting and accounting regulations that apply to the Company. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and fairly represent the Company’s transactions and must conform to legal requirements and our system of internal controls. You may not create or participate in the creation of records that are misleading or artificial. No unrecorded or “off the books” funds or assets are to be maintained except where a senior financial officer has determined that they are required or permitted under applicable laws and regulations.

You should retain Company records in accordance with our record retention policies. In the event litigation or a governmental investigation is under way or threatened which may involve any records under your control, you should consult the Company’s Law Department for guidance with regard to maintaining those records.

10.Complete, Accurate and Timely Disclosure is Required

As a public company with shares traded on the New York Stock Exchange, the Company is required to make various disclosures to the public, including by filing regular reports with the Securities and Exchange Commission. The Company is committed to full compliance with these important obligations and we seek to provide full, fair, accurate, timely and understandable disclosure in our SEC reports, press releases and other public communications. To assist in this endeavor, the Company maintains disclosure controls and procedures, including internal financial controls, under which you may be requested to provide information or otherwise participate in the financial accounting and disclosure process. If you participate in this process, you have a responsibility to provide information and disclosures in a timely manner and to assure that information and disclosures you provide are complete, accurate and understandable. You may never make a materially false or misleading statement or withhold any material information or assist others in doing so.

11.Improper Payments are Prohibited

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers, suppliers or others with whom we do business. You should never give, offer or accept a gift, entertainment or other item of value unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any law or regulation. You should take particular care to avoid accepting any favor or anything of value which could reasonably be interpreted as influencing your judgment in performing your duties for the Company. In addition, there is a wide variety of federal, state, local and foreign laws governing the offering or making of gifts, payments, favors and other gratuities to a government official and you must comply with those laws. If you are uncertain about the propriety of any gift or payment, you should consult the Company’s Law Department.

12.A Safe and Healthy Work Environment Must Be Maintained

The Company strives to provide each employee with a safe and healthful work environment. You must assist in maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are never permitted. All employees should report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs. The use of illegal drugs in the workplace will not be tolerated.

13.Reporting Procedures; Compliance with this Code

You are urged to promptly report illegal or unethical behavior, including financial misconduct and other violations of this Code. If you wish, your concerns or complaints will be kept confidential and your identity will be kept anonymous, though we may be required by law to reveal this information in some circumstances. We will not allow retaliation against you if you report misconduct by others in good faith.

The following are some guidelines you may follow in reporting violations of this Code or other misconduct, or if you are unsure about how to handle a situation:

You are encouraged as a first step to speak openly and freely to your supervisor or department manager;

If for any reason you are not comfortable approaching your supervisor or department manager or you are not satisfied that your complaint has been handled fairly or appropriately, then you can contact the head of the Company’s Human Resources Department or the Company’s General Counsel; or

If your concerns or complaints relate to the Company’s financial, accounting, internal controls or auditing activities, then –

oyou may raise them with the head of the Company’s Internal Audit Department; or

oyou may utilize the special Audit Committee procedures for complaints regarding accounting, internal accounting controls and auditing matters, which have been adopted by the Audit Committee of the Board for this purpose.

14.Accountability for Adherence to this Code

As a condition of your employment with the Company, you accept the responsibility of complying with the policies set forth in this Code. If you violate any of these policies, you will be subject to disciplinary action, including suspension or termination of employment for cause, or other legal action if appropriate under the circumstances. This Code is not intended to and does not create a contract of employment between you and the Company, nor does it guarantee that your employment with the Company will continue as long as you comply with its policies.

15.The Company’s Subsidiaries Also Have Codes of Conduct

The Company is a holding company, with subsidiaries engaged in a number of diverse businesses. Our subsidiaries have adopted codes of business conduct and ethics which are consistent with the principles outlined in this Code and otherwise appropriate for their respective businesses. We acknowledge the importance of those codes. You must continue to conduct yourself in accordance with this Code when you deal with the Company’s subsidiaries.

16.Amendment, Modification and Waiver of this Code

Only the Board of Directors may amend or modify this Code. Only the Board or an authorized committee of the Board may waive the requirements of this Code for executive officers or directors. We will promptly disclose any such waivers to the extent required by stock exchange rules or applicable laws or regulations.
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